Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase, dated December 21, 2012, and the related Letter of Transmittal, and any amendments or supplements to such Offer to Purchase or Letter of Transmittal. The Offerors (as defined below) are not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Offerors become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Offerors will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Offerors cannot do so, the Offerors will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offerors by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

Caribou Coffee Company, Inc.

at

$16.00 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated December 21, 2012

by

Pine Merger Sub, Inc.,

a wholly-owned subsidiary of

JAB Beech Inc.

JAB Beech Inc. a Delaware corporation (“Parent”) and Pine Merger Sub, Inc., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Purchaser” and, together with Parent, the “Offerors”), are offering to purchase all outstanding shares of common stock, par value $0.01 per share (“Shares”), of Caribou Coffee Company, Inc., a Minnesota corporation (the “Company”), at a price of $16.00 per Share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 21, 2012 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). If your Shares are registered in your name and you tender directly to Wells Fargo Shareowner Services (the “Depositary”), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 16, 2012 (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). The Merger Agreement is more fully described in the Offer to Purchase.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, JANUARY 22, 2013, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE OFFERORS.

The Offer is not subject to any financing condition. The Offer is, however, subject to the following conditions, among others:

•

there being validly tendered (not including Shares tendered pursuant to the procedures for guaranteed delivery and not already delivered prior to the expiration time of the Offer) and not properly withdrawn a number of Shares that, together with the Shares beneficially owned by Parent and Purchaser, constitute at least a majority of the Fully Diluted Shares (the “Minimum Tender Condition”);

•	the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder, having expired or been terminated;

•

the Company having performed in all material respects its obligations required to be performed prior to the expiration time of the Offer under the Merger Agreement, and any failure to perform having been cured prior to the expiration time of the Offer;

•

there not being in effect any judgment, order, writ, injunction or decree (whether temporary, preliminary or permanent) by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting consummation of the Offer; and

•	other customary conditions.

The foregoing conditions (except for the Minimum Tender Condition) may be waived by Parent or Purchaser in whole or in part at any time and from time to time without the Company’s consent, subject to the terms of the Merger Agreement. A more detailed discussion of the conditions to consummation of the Offer is contained in the Offer to Purchase.

THE INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMEND THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

After careful consideration, the Company’s board of directors (with the management member recusing himself) (the “Company Board”) or a committee of disinterested directors of the Company (formed in accordance with Sections 302A.673 and 302A.675 of the Minnesota Business Corporation Act (“MBCA”)) (as the case may be) has unanimously: (a) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interests of the Company and its shareholders; (b) approved and declared advisable, the Merger Agreement (including the Plan of Merger) and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement; and (c) in the case of the Company Board, resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares pursuant to the Offer and, to the extent required by applicable Law, approve the Merger and adopt the Merger Agreement.

The purpose of the Offer and the Merger is for Parent and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser intends to effect the Merger.

No dissenters’ rights are available to holders of Shares in connection with the Offer. However, if the Merger takes place, shareholders who have not tendered their Shares in the Offer and who comply with applicable legal requirements will have dissenters’ rights under the MBCA.

The Company has granted to Purchaser an irrevocable option (the “Top-Up Option”) to purchase a number of newly issued Shares (the “Top-Up Option Shares”), exercisable from and after the date and time at which Purchaser first accepts payment for Shares tendered in the Offer (subject to a three business day notice period), up to that number of newly issued Shares equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent and Purchaser at the time of exercise, constitutes one Share more than the number of Shares necessary for Purchaser to be merged into the Company through a “short-form merger” pursuant to Section 302A.621 of the MBCA (after giving effect to the issuance of the Top-Up Option Shares) and (ii) the aggregate number of Shares that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option, in each case, for consideration per Top-Up Option Share equal to the Offer Price.

Upon the terms and subject to the conditions of the Merger Agreement, in the event that the Offerors acquire at least 90% of the then outstanding Shares pursuant to the Offer (including through purchases during any subsequent offering period, or through exercise of the Top-Up Option), the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 302A.621 of the MBCA, as promptly as reasonably practicable after such acquisition, without a meeting of the shareholders of the Company.

Subject to the terms of the Merger Agreement and to the extent permitted by applicable law, the Offerors expressly reserve the right to waive any conditions to the Offer (provided that the Minimum Tender Condition described above may be waived only with the prior written consent of the Company), or modify the terms of the Offer.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Offerors reserve the right, and under certain circumstances the Offerors may be required, to extend the Offer, as described in Section 1 of the Offer to Purchase. Unless the Merger Agreement or the Offer is terminated in accordance with its terms, the Offerors may in their sole discretion commence a subsequent offering period (as provided in Rule 14d-11 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) after the date and time at which Shares are first accepted for payment in the Offer.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time of the Offer in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering shareholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration time of the Offer. Further, if Purchaser has not accepted Shares for payment by February 19, 2013, they may be withdrawn at any time prior to our acceptance for payment after that date. For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Offerors or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 at any time prior to the expiration time of the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided the Offerors with the Company’s shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s shareholder list and will be furnished for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. Shareholders should consult their own tax advisors as to the particular tax consequences of the Offer and the Merger to them. For a more complete description of certain material U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at the Offerors’ expense. The Offerors will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

December 21, 2012